PLASTIC MOLDED CONCEPTS, INC.

                            ASSET PURCHASE AGREEMENT


     AGREEMENT, dated as of the 9th day of May 1997, by and among U.S. Home & Garden, Inc., a Delaware corporation (the "Company"), Easy Gardener Acquisition Corp., a Delaware corporation and a wholly-owned subsidiary of the Company (the "Buyer"), and Plastic Molded Concepts, Inc., a Wisconsin corporation ("PMC").

     WHEREAS, PMC owns and distributes a series of products (the "Products") (as set forth more fully on Schedule 1.2 hereof) known as its Plasti-Chain product line;

     WHEREAS, PMC wishes to sell to Buyer, and Buyer wishes to purchase from PMC, as a going concern, the business and substantially all of the properties and assets of PMC related to the Plasti-Chain product line, as specifically described herein (the "Business"), all subject to the terms and conditions hereinafter set forth.

     NOW, THEREFORE, in consideration of and in reliance upon the mutual premises and the representations, warranties, covenants and conditions herein contained, the parties agree as follows:

     1. Purchase and Sale Agreement.

     1.1 Agreement of Purchase and Sale. Subject to the terms and conditions set forth in this Agreement and in reliance upon the representations, warranties, covenants and



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conditions herein contained, on the Closing Date (as defined in Subsection 2.1 hereof) PMC shall sell, convey, assign, transfer and deliver to Buyer, and Buyer shall purchase from PMC the Purchased Assets (as defined in Section 1.2 hereof), free and clear of any and all liens, claims, charges or encumbrances of any nature whatsoever, other than those which are designated as a "Permitted Encumbrance" on Schedule 1.1 (the liens, claims, charges and encumbrances which are so designated being hereinafter collectively called the "Permitted Encumbrances").

     1.2 Purchased Assets. As used in this Agreement, the term "Purchased Assets" means those properties and assets related to the Plasti-Chain product line owned by PMC or otherwise employed, used or available for use in the Business, personal, tangible and intangible, as the same shall exist on the Closing Date, which are set forth on Schedule 1.2 hereof and all of the following as they relate to the Business: (i) goodwill; pending or executory contracts and commitments for the provision of services in connection with the Business, and other leases and pending or executory contracts and commitments of any nature relating to the Business; deferred charges, advance payments, prepaid expenses and deposits as set forth on Schedule 1.2; rights of offset and credits of all kinds; and rights under governmental and administrative licenses, permits and approvals, (ii) specifications, manuals and technical data, trade secrets, trademarks, tradenames, customer lists, discoveries, know-how, formulations and intangible rights necessary or desirable in connection with the manufacture, sale or distribution of the

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Products (as hereinafter defined), (iii) purchase orders for customers of the
Business, (iv) EDI addresses and telephone numbers, (v) files, books and records relating solely to any of the foregoing, (vi) the Purchased Receivables (as hereinafter defined) and (vii) all inventory of advertising materials related to the Products. The Purchased Assets shall not include, (i) cash, (ii) accounts receivable other than the Purchased Receivables or (iii) Inventory (as defined in paragraph 1.3 below) of the Business other than the Allocated Inventory (as described in Section 1.3 below).

     1.3 Inventory. The "Inventory" shall mean all packaging, work in process, finished goods, and purchased components related to the Plasti-Chain product line as of May 6, 1997. The "Allocated Inventory" shall mean Inventory up to a maximum of Five Hundred Thousand Dollars ($500,000) value as identified on
Schedule 1.2. For purposes of valuing the Allocated Inventory, all purchased component inventory and packaging material inventory shall be based on the invoice cost thereof and all finished goods inventory shall be valued at the internal cost paid by the Plasti-Chain division to PMC's plastics operation for such inventory.

     1.4 Purchased Receivables. The "Purchased Receivables" shall mean the accounts receivable of the Business existing as of the Closing Date and reflected on PMC's books of account up to a maximum of Six Hundred Fifty Thousand Dollars ($650,000). The parties hereto acknowledge and agree that the accounts receivable purchased hereunder as part of the Purchased

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Assets shall include only the accounts receivable of the Business set forth on
Schedule 1.2 which are designated as Purchased Receivables.

     1.5 Product Returns. Buyer and PMC acknowledge and agree that Buyer shall be responsible for the payment of all claims of customers for Products returned after the Closing Date, if any, regardless of when such Products were sold (the "Product Returns") provided, however, PMC shall be responsible for reimbursing the Buyer for certain Product returns in accordance with the following: (i) for those Products sold by PMC prior to the Closing Date which are returned in the normal course and the return of which has been approved by PMC, PMC shall pay to Buyer the cost of such returned Product based on retail price at which the returned Product was originally sold, and (ii) for those Products which are sold by Buyer after the Closing Date and provided by PMC to Buyer under the Manufacturing Agreement, PMC shall pay to Buyer the cost for all such Products returned as defective, provided PMC has approved such return, based on the price established in the Manufacturing Agreement for such returned Products. PMC agrees that it shall not unreasonably withhold or delay approval for any product returned in the normal course pursuant to clause (i), above, or returned as defective pursuant to clause (ii), above.

     1.6 Assumed Liabilities. Subject to the terms and conditions set forth in this Agreement and in reliance upon the representations, warranties, covenants and conditions herein contained, on the Closing Date Buyer shall, in partial

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consideration of the Purchased Assets, assume, and shall only assume (i) PMC's obligations under the pending and executory contracts which are included among the Purchased Assets, including, without limitation, open purchase orders for the purchase of Inventory items, but only to the extent that they represent obligations which are by their stated terms to be performed, in the ordinary course of business, subsequent to the Closing Date, (ii) all claims for (a) product liability related to Products that were sold after the Closing Date, and
(b) product returns regardless of when sold, subject to PMC's obligations to Buyer with respect to such product returns as set forth in Section 1.5, above,
(iii) such additional liabilities related to the Business as Buyer specifically elects to assume in writing (the liabilities and obligations referred to in the immediately preceding clauses (i), (ii) and (iii) being hereinafter collectively called the "Assumed Liabilities").

     1.6 Purchase Price. The purchase price for the Purchased Assets (the "Purchase Price") shall be the sum of the follow:

          (a) Three Million One Hundred Thousand Dollars ($3,100,000) for the fixed assets of the Business as set forth on Schedule 1.2; plus

          (b) an amount equal to the book value of the Purchased Receivables as set forth on Schedule 1.2 up to a maximum amount of $650,000; plus

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          (c) an amount equal to the value of the Allocated Inventory as determined in accordance with the provisions of Paragraph 1.3, above and as set forth in Schedule 1.2 up to a maximum amount of $500,000; plus

          (d) the amount of the prepaids, if any, set forth on Schedule 1.2 which are to be included in the Purchased Assets and transferred to Buyer as of the Closing Date.

     For the purposes of determining the Purchase Price, PMC shall deliver to Buyer an amended Schedule 1.2 dated as of the Closing Date setting forth the fixed assets, Purchased Receivables, Allocated Inventory and prepaids of the Business existing as of the Closing Date. The purchase price determined as of Closing pursuant to the provisions of this Section 1.6 shall be subject to adjustment after the Closing Date pursuant to the provisions of Section 4.12.1 and Section 8, below.

     2. Closing.

     2.1 Closing Date. The closing of the sale and purchase provided for herein (the "Closing") shall take place at 10:00 A.M., local time, at the offices of Godfrey & Kahn, S.C. on May 8, 1997, or at such other place, time and date as may hereafter be mutually agreed upon by the parties (such time and date of Closing being hereinafter called the "Closing Date").

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     2.2 Action by Buyer. Subject to the terms and conditions herein contained, on the Closing Date Buyer shall deliver to PMC (in addition to the documents and instruments to be delivered by it pursuant to Section 10 hereof), (i) an Assignment and Assumption Agreement substantially in the form of Exhibit A, attached hereto (the "Assignment and Assumption Agreement"), duly executed by Buyer, and (ii) a certified or official bank check, payable to the order of PMC, or a wire transfer in the amount of the Purchase Price.

     2.3 Action by PMC. Subject to the terms and conditions herein contained, on the Closing Date PMC shall deliver to Buyer (in addition to the documents and instruments to be delivered by it pursuant to Section 11 hereof): (i) a duly executed Bill of Sale in substantially the form of Exhibit B attached hereto and made a part hereof; (ii) the Assignment and Assumption Agreement, duly executed by PMC; (iii) assignments for all trademarks and tradenames related to the Products, (iv) all third party consents and governmental and administrative approvals, as shall be, in the opinion of Buyer, reasonably necessary or appropriate in order to convey, transfer and assign to and vest in Buyer good and marketable right, title and interest in and to the Purchased Assets, free and clear of all liens, security interests, claims, charges and encumbrances of any nature whatsoever, except for the Permitted Encumbrances.

     3. Additional Covenants.

     3.1 Further Assurances. PMC, the Company and Buyer each agree that they shall from time to time after the

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Closing Date, at each party's respective cost and expense, take any and all actions, and execute, acknowledge, deliver, file and/or record any and all documents and instruments, as Buyer or PMC may reasonably request in order to more fully perfect the rights which are intended to be granted to Buyer hereunder and in order to more effectively consummate the transactions contemplated by this Agreement and the documents delivered in connection herewith.

     3.2 Consummation of Transaction. Each of the parties hereto hereby agrees to use its best efforts to cause all conditions precedent to its obligations and to the obligations of the other parties hereto to consummate the transactions contemplated hereby to be satisfied, including, but not limited to, using reasonable efforts to obtain all required consents, waivers, amendments, modifications, approvals, authorizations, novations and licenses; provided, however, that nothing herein contained shall be deemed to modify any of the absolute obligations imposed upon any of the parties hereto under this Agreement or any agreement executed and delivered pursuant hereto.

     3.3 Cooperation. Each of the parties hereto hereby agrees to fully cooperate with the other party hereto in preparing and filing any notices, applications, reports and other instruments and documents which are required by, or which are desirable in the opinion of either of the parties hereto in respect of, any statute, rule, regulation or order of any

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governmental or administrative body in connection with the transactions contemplated hereby.

     3.4 Accuracy of Representations. Each party hereto agrees that prior to the Closing Date it will enter into no transaction and take no action, and will use its best efforts to prevent the occurrence of any event, which would result in any of its representations, warranties or covenants contained in this Agreement or in any agreement, document or instrument delivered pursuant hereto not to be true and correct, or not to be performed as contemplated, at and as of the time immediately after the occurrence of such transaction or event.

     3.5 Conduct of Business Pending the Closing. Subject to the express provisions of this Agreement as to actions to be taken or not to be taken by PMC between the date hereof and the Closing Date, PMC hereby agrees that it shall, during the period commencing of the date hereof and ending on the Closing Date, conduct the Business in a normal manner in accordance with existing policies and practices and that it shall use normal and reasonable efforts to (i) preserve its business organization intact, (ii) maintain and preserve the Purchased Assets, (iii) retain its good will, and (iv) preserve its relationships with its clients and suppliers.

     3.6 Management Agreement; Manufacturing Agreement. PMC, the Company and Buyer shall enter into a Management Agreement in the form attached hereto as Exhibit C (the "Management Agreement") and a Manufacturing Agreement in the

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form attached hereto as Exhibit D (the "Manufacturing Agreement").

     3.7 Payment of Taxes Upon Transfer of Purchased Assets. Buyer shall be responsible for, and shall pay, any and all sales, transfer and similar taxes arising out of the transactions contemplated by this Agreement (the "Taxes"); provided, however, PMC shall pay all such Taxes to the extent that they exceed $1,000.

     3.8 Survival of Representations and Warranties. Each of the parties hereto hereby agrees that all representations and warranties made by or on behalf of it in this Agreement or in any document or instrument delivered pursuant hereto shall survive the Closing Date and the consummation of the transactions contemplated until the later of (1) 90 days from the date the Company files its next Form 10K with the Securities and Exchange Commission or (ii) one year following the Closing Date, except for representations and warranties of PMC set forth in Section 5.5 below relating to title to the Purchased Assets, which shall survive for applicable statutes of limitation.

     3.9 Books and Records. PMC shall, for a period of at least three years following the Closing Date, maintain and make available to Buyer and its representatives for inspection and reproduction, during regular business hours, all books and records relating to the Purchased Assets, the Business or the Assumed Liabilities which Buyer may reasonably require which are not included among the Purchased Assets and Buyer shall, for a period of three years following the Closing Date, or such longer

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period as may be required by any governmental authority, maintain and make available to PMC and its representatives, for inspection and reproduction, during regular business hours, all books and records relating to the Business and included among the Purchased Assets.

     3.10 Discharge of Liens. PMC shall cause all liens, claims, charges and encumbrances upon any of the Purchased Assets, other than the Permitted Encumbrances, to be terminated or otherwise discharged at or prior to the Closing.

     3.11 Accounts Receivable.

     3.11.1. Purchased Receivables. For a period of one hundred eighty (180) days immediately following the Closing Date (the "Collection Period"), Buyer shall use reasonable efforts to collect the Purchased Receivables; provided, however, that the Buyer shall not be obligated to retain the services of collection agencies or attorneys, commence legal action or take extraordinary efforts in connection with collection of the Purchased Receivables. Payments received with respect to the Purchased Receivables shall be applied to outstanding receivables in the order of the occurrence unless otherwise directed by the account debtor, in which event payment shall be applied as directed by the account debtor. On or before the 15th day of each calendar month following the Closing Date the Buyer shall provide PMC with a written update of the collection of the Purchased Receivables. Any amounts charged against the Purchased Receivables for returns, allowances or trade credits shall be deemed as amounts collected with respect

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to such Purchased Receivables. Upon completion of the Collection Period, Buyer shall provide PMC with a statement of all collections made with respect to the Purchased Receivables and provide PMC with reasonable access upon reasonable notice to such records as PMC may reasonably request in order to verify collection of the Purchased Receivables by Buyer. In the event less than the aggregate amount of the Purchased Receivables set forth on Schedule 1.2 is collected by Buyer during the Collection Period, the parties agree that (i) the Purchase Price shall be reduced by the amount of such short fall, and (ii)the Buyer shall transfer to PMC the uncollected Purchased Receivables. If the Purchase Price is reduced pursuant to this Section 3.11.1, then subject to the provisions set forth below, PMC agrees that is shall pay Buyer the amount of such Purchase Price reduction within ten (10) days after the Collection Period. Any amounts received by the Buyer after the Collection Period with respect to the uncollected Purchased Receivables which have been transferred to PMC shall be immediately paid to PMC upon receipt by the Buyer. Notwithstanding any provision of this agreement to the contrary, as a condition to PMC's payment to Buyer for any Purchase Price reduction pursuant to this Section 3.11.1, with respect to those uncollected Purchased Receivables which are to be transferred to PMC, the Buyer shall (i) warrant to PMC that the Buyer has not sold or shipped any products to account debtors of such uncollected Purchased Receivables at any time when such account debtor's account was more than ninety
(90) days past due, and (ii) covenant and agree that no product shall be sold or

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shipped to such account debtor until such time as the uncollected Purchased
Receivable is collected by PMC or otherwise settled by PMC.

     3.11.2. Retained Receivables. The Buyer acknowledges that accounts receivable of the Business existing through as of the Closing Date other than the Purchased Receivables (the "Retained Receivables") are to be retained and collected solely by PMC after the Closing Date. In the event any of the Retained Receivables are more than ninety (90) days past due during the Collection Period, then, provided PMC has used reasonable efforts to collect such account consistent with past practices, the Buyer agrees that it shall, upon written notice from PMC (the "PMC Notice"), either (i) forestall all shipments or sales of goods to the account debtor of such uncollected Retained Receivable until such time as the Retained Receivable has been paid in full or otherwise settled by PMC, or (ii) purchase such uncollected Retained Receivable from PMC at the value thereof as reflected on PMC's books of account. The Buyer shall notify PMC within seven (7) days after the date of the PMC Notice as to which option under the foregoing clause (i) or clause (ii) above, Buyer has elected to exercise. If Buyer fails to notify PMC within such time of its elected option, the Buyer shall be deemed to have elected the option set forth in clause (i), above. If the Buyer elects to purchase any uncollected Retained Receivable pursuant to clause (ii), above, then (x) payment for such uncollected Retained Receivable shall be made by certified or cashier's check to PMC within ten (10) days of the

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PMC Notice and simultaneously therewith such uncollected Retained Receivables shall be transferred to Buyer, (y) PMC shall provide access to such accounting records as the Buyer may reasonably request in order to verify the value of such uncollected Retained Receivable, and (z) any amounts received by PMC for such uncollected Retained Receivable after purchase by the Buyer shall be promptly paid to Buyer upon receipt by PMC.

     3.12 Disclosure Schedules. The parties hereto agree that while the information set forth in the Disclosure Schedules hereto specifically refer to the paragraph of this Agreement to which the schedules and information is responsive, each such schedule and information shall be deemed to have been disclosed with respect to any other paragraph or section of this Agreement but only if such information appears on such Schedule in such form and detail that it is reasonably responsive to the information required on such other Schedule. All capitalized terms not otherwise defined in the Schedules shall have the meaning set forth in this Agreement for such terms.

     4. Representations and Warranties as to PMC. PMC represents and warrants to Buyer as follows:

     4.1 Organization, Standing and Power. PMC is a corporation duly organized, validly existing and in good standing under the laws of the State of Wisconsin, with full corporate power and authority to own, lease and operate its properties and to carry on its Business as presently conducted by it. There are no states or jurisdictions in which the conduct of the Business makes it necessary for PMC to qualify to do business as a foreign

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corporation where the failure to so qualify would have a material adverse effect on the Business or the Purchased Assets. Copies of the Certificate of Incorporation of PMC and all amendments thereof, and of the By-laws of PMC, as amended to date, have been furnished to Buyer and are complete and correct.

     4.2 Authority. The execution, delivery and performance by PMC of this Agreement and of all of the agreements to be executed and delivered by it pursuant hereto, the performance by it of its obligations hereunder and thereunder, and the consummation of the transactions contemplated hereby and thereby, have been duly and validly authorized by all necessary corporate action on the part of PMC (including, but not limited to, the unanimous consent of its stockholders and Board of Directors) and PMC has all necessary power with respect thereto. This Agreement is, when executed and delivered by PMC (and each of the other agreements to be delivered by it pursuant hereto will be), the valid and binding obligation of PMC in accordance with its terms.

     4.3 Noncontravention. Except as set forth on Schedule 4.3, neither the execution and delivery by PMC of this Agreement or of any agreement to be executed and delivered by it pursuant hereto, nor the consummation of any of the transactions contemplated hereby or thereby, nor the performance by it of any of its obligations hereunder or thereunder, will (nor with the giving of notice or the lapse of time or both would) (A) conflict with or result in a breach of any provision of the Certificate of Incorporation or By-laws of PMC, or (B) give rise to a default,

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or any right of termination, cancellation or acceleration, or otherwise be in conflict with or result in a loss of contractual benefits to it under any of the terms, conditions or provisions of any note, bond, mortgage, indenture, license, agreement or other instrument or obligation related and material to the Business to which it is a party or by which it or any of the Purchased Assets may be bound, or require any consent, approval or notice under the terms of any such document or instrument, or (C) to the best knowledge of PMC, violate any order, writ, injunction, decree, law, statute, rule or regulation of any court or governmental authority which is applicable to either the Business or any of the Purchased Assets, or (D) result in the creation or imposition of any lien, claim, restriction, charge or encumbrance upon any of the Purchased Assets, or
(E) interfere with or otherwise adversely affect the ability of Buyer to carry on the Business after the Closing Date on substantially the same basis as is now conducted by PMC.

     4.4 Transactions Since March 31, 1997. Except as otherwise set forth herein, since March 31, 1997, PMC has not entered into any commitment or transaction or experienced any event that is material to this Agreement or to any of the other agreements and documents executed or to be executed pursuant to this Agreement or to the transactions contemplated hereby or thereby, or that has affected, or should reasonably be expected to affect, materially and adversely, the operations, assets, liabilities, financial or other condition of the Business. PMC has not, with respect to the Business, since March 31, 1997:

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          (1) Incurred any liabilities or obligations, either accrued, absolute, contingent, or otherwise except:

               (i) To the extent specifically set forth in any of the schedules furnished to Buyer in connection herewith; and

               (ii) Those incurred in or as a result of the ordinary course of business of PMC as consistent with past practices.

          (2) Mortgaged, pledged or subjected to lien, or otherwise encumbered any of the Purchased Assets, tangible or intangible;

          (3) Sold, assigned or transferred any patents, trademarks, trade names, copyrights, licenses or other intangible assets related to the Business or the Purchased Assets;

          (4) Suffered any event or condition of any character materially and adversely affecting the Business; or

          (5) Altered, in any material way, the customer lists or price lists relating to the Business other than in the ordinary course of business; or

          (6) Waived any rights of substantial value or entered into any transactions not in the ordinary course of business.

     4.5 Properties. Other than inventory in excess of the Allocated Inventory and accounts receivable in excess of

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the Purchased Receivables, the Purchased Assets comprise all of the properties and assets used solely in the Business as of the Closing Date. Buyer acknowledges that there are certain assets of PMC used in the operation of the Business which are also used by PMC in its other business operations (the "Shared Assets") and that the Shared Assets are not included in the Purchased Assets. PMC has and is transferring to Buyer good and valid title to all of the Purchased Assets, free and clear of all mortgages, liens, pledges, charges or encumbrances of any nature whatsoever, except for the Permitted Encumbrances described on Schedule 1.1 and except for those mortgages, liens, pledges, charges or encumbrances which are described on Schedule 4.5 (all of which liens and encumbrances on the Purchased Assets listed on Schedule 4.5 shall be removed on or prior to the Closing). All machinery and equipment of the Business included as a Purchased Asset (including all tools, molds and dies) is in substantially good operating condition and repair, ordinary wear and tear accepted, and is suitable for the purposes for which it is used.

     4.6 Inventory. The Allocated Inventory reflected on Schedule 1.2 consists of items of a quality and quantity usable or saleable in the ordinary course of business as previously conducted by PMC, except for obsolete materials, slow-moving items, materials of below standard quality and not readily marketable items, all of which have been written down to net realizable value or adequately reserved against on the books and records of PMC.

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     4.7 Absence of Changes. Since March 31, 1997, there has not been (i) any material adverse change in the condition (financial or otherwise), assets, liabilities, business, prospects, or results of operations of the Business (including, without limitation, any such adverse change resulting from damage, destruction or other casualty loss, whether or not covered by insurance) or (ii) any waiver by PMC of any right, or cancellation of any debt or claim, of substantial value related to the Business.

     4.8 Litigation. Other than as set forth in Schedule 4.8, there are no suits or actions, or administrative, arbitration or other proceedings or governmental investigations, pending or, to the best of the knowledge of PMC, threatened, against or relating to the Business or any of the Purchased Assets or relating to the manufacture, sale or distribution of any of the Products which, if finally determined against PMC, would have a material adverse affect on the Business or Purchased Assets. There are no judgments, orders, stipulations, injunctions, decrees or awards in effect which relate to the Business or any of the Purchased Assets, the effect of which is (A) to limit, restrict, regulate, enjoin or prohibit any aspect of the Business, or (B) otherwise materially adverse to the Business or any of the Purchased Assets.

     4.9 No Violation of Law. To the best knowledge of PMC, PMC is not engaging in any activity or omitting to take any action as a result of which (A) it is in violation of any law, rule, regulation, zoning or other ordinance, statute, order,

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injunction or decree, or any other requirement of any court or governmental or administrative body or agency, applicable to the Business or any of the Purchased Assets, including, but not limited to, those relating to: occupational safety and health; environmental and ecological protection (e.g., the use, storage, handling, transport or disposal of pollutants, contaminants or hazardous or toxic materials or wastes, and the exposure of persons thereto) and
(B) the Business and/or any of the Purchased Assets have been or may be materially and adversely affected.

     4.10 Insurance. Schedule 4.10 is a complete and correct list and summary description of all policies of insurance relating to any of the Purchased Assets or the Business in which PMC is an insured party, beneficiary or loss payable payee. Such policies are in full force and effect, all premiums due and payable with respect thereto have been paid, and no notice of cancellation or termination has been received by PMC with respect to any such policy. In the opinion of PMC, such policies cover risks normally insured against, and are in amounts normally carried, by companies engaged in businesses similar to that of the Business.

     4.11 Certain Business Matters. Except as is set forth in Schedule 4.11, (A) PMC is not a party to or bound by any distributorship, dealership, sales agency, franchise or similar agreement which relates to the sale or distribution of any of the Purchased Assets or the Products of the Business, (B) with respect to the Business, PMC has no sole-source supplier of significant goods or services (other than utilities) with respect

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to which practical alternative sources are not available on comparable terms and conditions, (C) there are no pending, or to the best of the knowledge of PMC threatened, labor negotiations, work stoppages or work slowdowns involving or affecting the Business, and (D) PMC is not a party to or bound by any agreement which limits its freedom to compete in any line of business or with any person, or which is otherwise materially burdensome to it.

     4.12 Certain Contracts. Schedule 4.12 is a complete and correct list of all contracts, commitments, obligations and understandings which relate to the Business and which are not set forth in any other schedule delivered hereunder and to which PMC is a party or otherwise bound, except for each of those which
(A) was made in the ordinary course of business, and (B) either (1) is terminable by PMC (and will be terminable by Buyer) without liability, expense or other obligation on 30 days' notice or less, or (2) may be anticipated to involve aggregate annual payments to or by PMC of $10,000 (or the equivalent) or more. Complete and correct copies of all contracts, commitments, obligations and undertakings set forth on any of the schedules delivered pursuant to this Agreement have been furnished or made available by PMC to Buyer, and except as expressly stated on the schedule on which they are set forth, (A) each of them is in full force and effect, and, to the best knowledge of PMC, no person or entity which is a party thereto or otherwise bound thereby is in default thereunder, and, to the best knowledge of PMC, no event, occurrence, condition or act exists which does (or which with the giving of notice or the lapse of time or both would) give rise to a default or right of cancellation, acceleration or loss of contractual benefits thereunder; (B) to the best knowledge of PMC, there has been no threatened cancellations thereof, and there are no outstanding disputes thereunder; and (C) none of them is materially burdensome to the Business.

     4.13 Approvals. Set forth on Schedule 4.13, is a complete and correct list of all governmental and administrative consents, permits, appointments, approvals, licenses, certificates and franchises which, to the best knowledge of PMC, are necessary for the operation of the Business, all of which have been obtained by PMC and are in full force and effect.

     4.14 Customers and Suppliers. Set forth on Schedule 4.14, is a complete and correct list setting forth, with respect to the years ended December 31, 1995 and December 31, 1996, and the period ended March 31, 1997, (i) the ten (10) largest customers of the Business and the amount for which each such customer was invoiced and (ii) the ten (10) largest suppliers of the Business and the amount of goods and services purchased from each such supplier. To the best of the knowledge of PMC, (i) there has been no material adverse change in the business relationship between the Business and any such customer or supplier, and (ii) there is no reason to believe that said suppliers and customers will not continue their respective relationships with the Business after the Closing Date on substantially the same basis as now exists.

     4.15 Business Practices and Commitments. Set forth on Schedule 4.15 is a summary description of (i) PMC's rebate and volume discount practices and obligations with respect to the Business, (ii) PMC's allowance and customer return practices and obligations with respect to the Business, and (iii) PMC's warranty practices and obligations with respect to the Business.

     4.16 Backlog. Set forth on Schedule 4.16 is the backlog of PMC with respect to the Business as at April 24, 1997.

     4.17 Brokers. Except as set forth on Schedule 4.17, no agent, broker, person, or firm acting on behalf of PMC, or under its authority, is or will be entitled to a financial advisory fee, brokerage commission or other like payment in connection with any of the transactions contemplated hereby.

     4.18 Information as to PMC. None of the representations or warranties made by PMC in this Agreement or in any agreement executed and delivered by or on behalf of any of them pursuant hereto are false or misleading with respect to any material fact, or omit to state any material fact necessary in order to make the statements therein contained not misleading.

     5. Representations and Warranties as to the Company and Buyer. The Company and Buyer jointly and severally represent and warrant to PMC as follows:

     5.1 Organization, Standing and Power. The Company and Buyer are each a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware, with full corporate power and authority to own, lease and operate its properties and to carry on its business as presently conducted by it. Copies of the Certificate of Incorporation of Buyer and all amendments thereto, and of the ByLaws of Buyer, as amended to date, have been furnished to PMC and are complete and correct.

     5.2 Authority. The execution and delivery by the Company and Buyer of this Agreement and of each agreement to be executed and delivered by them pursuant hereto, the compliance by the Company and Buyer with the provisions hereof and thereof, and the consummation of the transactions contemplated hereby and thereby, have been duly and validly authorized by all necessary corporate action on the part of the Company and Buyer, and the Company and Buyer have all necessary corporate power with respect thereto. This Agreement is, when executed and delivered by the Company and Buyer, and each other agreement to be executed and delivered by them pursuant hereto will be, the valid and binding obligation of each of the Company and Buyer in accordance with its terms. Neither the execution and delivery by the Company and Buyer of this Agreement or of any of the aforementioned other agreements, nor the consummation of the transactions contemplated hereby or thereby, nor the compliance by the Company and Buyer with the provisions hereof and thereof, will (nor with the giving of notice or the lapse of time or both, would) conflict with or result in a violation of any provision of the Certificates of Incorporation or By-laws of the Company or Buyer, or in the breach of any material agreement to which the Company or Buyer is a party or otherwise bound or violate any order, writ, injunction, decree, law, statute, rule or regulation of any court or governmental authority which is applicable to either the Company or Buyer or interfere with or otherwise adversely affect the ability of the Company and Buyer to carry out the transactions contemplated by this Agreement.

     6. Indemnification.

     6.1 Indemnification by PMC. PMC hereby agrees to indemnify and hold the Company and Buyer harmless from and against any and all losses, obligations, deficiencies, liabilities, claims, damages, costs and expenses (including, without limitation, the amount of any settlement entered into pursuant hereto, and all reasonable legal and other expenses incurred in connection with the investigation, prosecution or defense of any matter indemnified pursuant hereto) which Buyer may sustain, suffer or incur and which arise out of, are caused by, relate to, or result or occur from or in connection with (i) the noncompliance with Wisconsin bulk transfer laws, (ii) the breach by PMC of any representation, warranty or covenant made by it in this Agreement or in any agreement or instrument executed and delivered pursuant hereto or (iii) any failure of PMC to pay or perform any liability or obligation of PMC other than the Assumed Liabilities.

     6.2 Indemnification by the Company and Buyer. The Company and Buyer hereby agree jointly and severally to indemnify and hold PMC harmless from and against any and all losses, obligations, deficiencies, liabilities, claims, damages, costs and expenses (including, without limitation, the amount of any settlement entered into pursuant hereto, and all reasonable legal and other expenses incurred in connection with the investigation, prosecution or defense of any matter indemnified pursuant hereto), which it may sustain, suffer or incur and which arise out of, are caused by, relate to, or result or occur from or in connection with (i) the failure of Buyer to pay or perform the Assumed Liabilities, or (ii) the breach by Buyer of any representation, warranty or covenant made by it in this Agreement or in any agreement or instrument executed and delivered pursuant hereto, including, without limitation, the Management Agreement, the Manufacturing Agreement and the Confidentiality Agreement.

     6.3 Procedure Relative to Indemnification.

     (a) In the event that any party hereto shall claim that it is entitled to be indemnified pursuant to the terms of this Section 6, it (the "Claiming Party") shall so notify the party or parties against which the claim is made (the "Indemnifying Party") in writing of such claim within thirty (30) days after receipt of a notice of such claim or notice of any claim of a third party that may reasonably be expected to result in a claim by such party against the party to which such notice is given; provided, however, that failure to give such notification shall not affect the indemnification provided hereunder except to the extent the Indemnifying Party shall have been actually prejudiced as a result of such failure. Such notice shall specify the breach of representation, warranty or agreement claim by the Claiming Party and the liability, loss, cost or expense incurred by, or imposed upon the Claiming Party on account thereof. If such liability, loss, cost or expense is liquidated in amount, the notice shall so state and such amount shall be deemed the amount of the claim of the Claiming Party. If the amount is not liquidated, the notice shall so state and in such event a claim shall be deemed asserted against the Indemnifying Party on behalf of the Claiming Party, but no payment shall be made on account thereof until the amount of such claim is liquidated and the claim is finally determined; provided, however that the Indemnifying Party shall nonetheless bear the expenses of investigating, defending and negotiating such claim in accordance with the terms hereof.

     (b) The following provisions shall apply to any claim of the Claiming Party which is based upon (i) a suit, action or proceeding filed or instituted by any third party, or (ii) any form of proceeding or assessment instituted by any governmental entity:

          (i) The Indemnifying Party shall, upon receipt of such written notice and at its expense, defend such claim in its own name or, if necessary, in the name of the Claiming Party; provided, however, that if the proceeding involves a matter solely of concern to the Claiming Party in addition to the claim for which indemnification under Section 7 is being sought, such matter of sole concern shall be within the sole responsibility of the Claiming Party and its counsel. The Claiming Party will cooperate with and make available to the Indemnifying Party such assistance and materials as may be reasonably requested of it, and the Claiming Party shall have the right, at its expense, to participate in the defense. The Indemnifying Party shall have the right to settle and compromise such claim only with the consent of the Claiming Party (which consent shall not be unreasonably withheld).

          (ii) In the event the Indemnifying Party shall notify the Claiming Party that it disputes any claim made by the Claiming Party and/or it shall fail to defend such claim actively and in good faith, then the Claiming Party shall have the right to conduct a defense against such claim and shall have the right to settle and compromise such claim upon ten (10) days prior notice to, and with the consent of, the Indemnifying Party, which consent shall not be unreasonably withheld. The Claiming Party shall be entitled to pursue each and every remedy available to it at law or in equity to enforce the indemnification provisions of this Section 6 and, in the event it is determined, or the Indemnifying Party agrees, that it is obligated to indemnify the Claiming Party for such claim, the Indemnifying Party agrees to pay all costs, expenses and fees, including all reasonable attorneys' fees which may be incurred by the Claiming Party in attempting to enforce indemnification under this Section 6, whether the same shall be enforced by suit or otherwise.

     6.4 Limitations. Notwithstanding anything to the contrary contained herein, none of the parties hereto shall be required to make any indemnification payment pursuant to this Section 7 until such time as the total amount of all damages sustained, suffered or incurred by such party seeking indemnification exceeds $50,000 in the aggregate, and if the total amount of such damages exceeds $50,000, then the indemnified party shall be entitled to be indemnified against and compensated and reimbursed for all of such damages in excess of $50,000; provided, however, that if any single claim is in excess of $25,000, the indemnified party shall be entitled to be indemnified against and compensated and reimbursed for all of such damages (provided that the aggregate of such claims equals or exceeds such $50,000 threshold), and provided, further that the maximum aggregate liability of any party hereunder shall in no event exceed $2,000,000. Notwithstanding anything contained herein to the contrary the $50,000 limitation described above shall not apply to claims by Buyer with respect to Buyer's failure to receive amounts due with respect to Purchased Receivables or PMC's failure to fulfill its obligations with respect to Product Returns or the failure to comply with Wisconsin bulk transfer laws.

     7. Treatment of Indemnity Payments. Any indemnity payments made pursuant to
Section 6 shall be treated as an adjustment to the Purchase Price.

     8. Nondisclosure; Noncompete. PMC shall enter into a Confidentiality and Non-Compete Agreement with the Company and Buyer in the form attached hereto as Exhibit E, (the "Confidentiality Agreement").

     9. Right of Buyer to Abandon. Buyer shall have the right to terminate this Agreement and abandon the transactions contemplated hereby in the event that any of the following shall not be true or shall not have occurred, as the case may be, as of the Closing
Date:

     9.1 Accuracy of Representations and Warranties. The representations and warranties of PMC contained in this Agreement or in any document, agreement or instrument delivered by it pursuant hereto shall have been true in all material respects when made, and, in addition, shall be true, in all material respects, on and as of the Closing Date with the same force and effect as though made on and as of the Closing Date.

     9.2 Performance of Agreements. PMC shall have performed all material obligations and agreements, and complied, in all material respects, with all covenants and conditions, contained in this Agreement or in any document, agreement or instrument delivered by it pursuant hereto and required to be performed or complied with by it at or prior to the Closing Date.

     9.3 Certificate. PMC shall have furnished Buyer with a certificate executed by its President, dated the Closing Date, to the effect that it has fulfilled the conditions specified in Subsections 9.1 and 9.2 above.

     9.4 Opinion of Counsel for PMC. Buyer shall have received the opinion of Godfrey & Kahn, S.C., counsel for PMC, dated the Closing Date, in substantially the form of Exhibit F attached hereto and made a part hereof.

     9.5 Litigation. No order of any court or administrative agency shall be in effect which restrains or prohibits the transactions contemplated hereby, and no suit, action, inquiry, investigation or proceeding in which it will be, or it is, sought to restrain, prohibit or change the terms of or obtain damages or other material relief in connection with this Agreement or any of the transactions contemplated hereby shall have been instituted or threatened by any person or entity against the Company or Buyer.

     9.6 Due Diligence Investigation. Buyer shall have been satisfied with the results of its "due diligence" investigation of PMC's relationship with its customers.

     9.7 Financing. Buyer shall have consummated financing arrangements necessary to engage in the transactions set forth herein.

     9.8 Consents and Approvals. All consents, waivers, approvals, licenses and authorizations by third parties and governmental and administrative authorities (and all amendments or modifications to existing agreements with third parties) required as a precondition to the performance by PMC of its obligations hereunder and under any agreement delivered pursuant hereto, or which in Buyer's reasonable judgment are necessary to continue unimpaired any rights in and to the Purchased Assets which could be impaired by the purchase and sale hereunder, shall have been duly obtained and shall be in full force and effect.

     9.9 Manufacturing Agreement. PMC, the Company and Buyer shall have executed and delivered the Manufacturing Agreement.

     9.10 Management Agreement. PMC, the Company and Buyer shall have executed and delivered the Management Agreement in the form attached hereto as Exhibit D.

     9.11 Confidentiality Agreement. PMC shall have executed and delivered the Confidentiality Agreement in the form attached hereto as Exhibit E.

     9.12 Date of Consummation. The sale and purchase of the Purchased Assets pursuant hereto shall have been consummated on or prior to May 16, 1997.

     9.13 Validity of Transactions. The validity of all transactions contemplated hereby, as well as the form and substance of all agreements, instruments, opinions, certificates and other documents delivered by PMC pursuant hereto, shall be reasonably satisfactory in all material respects to Buyer and its counsel.

     10. Right of PMC to Abandon. PMC shall have the right to terminate this Agreement and abandon the transactions contemplated hereby in the event that any of the following shall not be true or shall not have occurred, as the case may be, as of the Closing Date:

     10.1 Accuracy of Representations and Warranties. The representations and warranties of the Company and Buyer contained in this Agreement or in any document, agreement or instrument delivered by it pursuant hereto shall have been true when made, and, in addition, shall be true on and as of the Closing Date with the same force and effect as though made on and as of the Closing Date.

     10.2 Performance of Agreements. The Company and Buyer shall have performed all obligations and agreements, and complied with all covenants and conditions, contained in this Agreement or in any document, agreement or instrument delivered by them pursuant hereto and required to be performed or complied with by them at or prior to the Closing Date.

     10.3 Certificate. The Company and Buyer shall have furnished PMC with certificates, executed by an executive officer at each of the Company and Buyer, as the case may be, dated the Closing Date, to the effect that each of them has fulfilled the conditions specified in Subsections 10.1 and 10.2 hereof.

     10.4 Opinion of Counsel for Buyer. PMC shall have received an opinion of Tenzer Greenblatt LLP, counsel for Buyer, dated the Closing Date, in substantially the form of Exhibit G attached hereto and made a part hereof.

     10.5 Manufacturing and Management Agreement. PMC, the Company and Buyer shall have executed and delivered the Manufacturing Agreement and the Management Agreement.

     10.6 Litigation. No order of any court or administrative agency shall be in effect which restrains or prohibits the transactions contemplated hereby, and no suit, action, inquiry, investigation or proceeding in which it will be, or it is, sought to restrain, prohibit or change the terms of or obtain damages or other relief in connection with this Agreement or any of the transactions contemplated hereby, and which in the judgment of PMC makes it inadvisable to proceed with the consummation of such transactions, shall have been instituted or threatened by any person or entity.

     10.7 Consents and Approvals. All consents, waivers, approvals, licenses and authorizations by third parties and governmental and administrative authorities (and all amendments and modifications to existing agreements with third parties) required as a precondition to the performance by the Company and Buyer of its obligations hereunder shall have been duly obtained and shall be in full force and effect.

     10.8 Date of Consummation. The sale and purchase of the Purchased Assets pursuant hereto shall have been consummated on or prior to May 16, 1997.

     10.9 Validity of Transactions. The validity of all transactions contemplated hereby, as well as the form and substance of all agreements, instruments, opinions, certificates and other documents delivered by Buyer pursuant hereto, shall be satisfactory in all material respects to PMC and its counsel.

     11. Miscellaneous Provisions.

     11.1 Effect of Abandonment. In the event that this Agreement is terminated and the transactions contemplated hereby are abandoned pursuant to the terms hereof, this Agreement shall forthwith become wholly void and of no force and effect; provided, however, that nothing in this Agreement contained shall be deemed to relieve any party hereto from liability for any breach of this Agreement prior to termination.

     11.2 Expenses. Except as otherwise provided in this Agreement, each of the parties hereto shall pay its own costs and expenses in connection with this Agreement and the transactions contemplated hereby.

     11.3 Execution in Counterparts. This Agreement may be executed in one or more counterparts, and by the different parties hereto in separate counterparts, each of which shall be deemed to be an original but all of which taken together shall constitute one and the same agreement, and shall become effective when one or more counterparts has been signed by each of the parties hereto and delivered to each of the other parties hereto.

     11.4 Notices. All notices, requests, demands and other communications hereunder shall be in writing and shall be deemed to have been duly given or made as of the date delivered or mailed if delivered personally or mailed by registered or certified mail, postage prepaid, return receipt requested, as follows:

     If to the Company,
     to:                 U.S. Home & Garden, Inc.
                         655 Montgomery Street - Suite 830
                         San Francisco, California  94111
                         Attn:  Robert Kassel

     If to Buyer, to:    Easy Gardener Acquisition Corp.
                         655 Montgomery Street - Suite 830
                         San Francisco, California  94111
                         Attn:  Robert Kassel

     Copy to:            Tenzer Greenblatt LLP
                         405 Lexington Avenue
                         New York, New York  10174
                         Attn:  Barry S. Rutcofsky, Esq.

     If to PMC, to:      Plastic Molded Concepts, Inc.
                         111 Murphy Drive
                         P.O. Box 490
                         Eagle, Wisconsin  53119
                         Attn:  Larry K. Floyd

     Copy to:            Godfrey & Kahn, S.C.
                         780 North Water Street
                         Milwaukee, Wisconsin  53202
                         Attn:  Daniel Ryan, Esq.

or to such other address as any party shall have designated by like notice to the other parties hereto (except that a notice of change of address shall only be effective upon receipt).

     11.5 Amendment. This Agreement may only be amended by a written instrument executed by each of the parties hereto.

     11.6 Entire Agreement. This Agreement (together with the other agreements and documents being delivered pursuant to or in connection with this Agreement) constitutes the entire agreement of the parties hereto with respect to the subject matter hereof, and supersedes all prior agreements and understandings of the parties, oral and written, with respect to the subject matter hereof.

     11.7 Applicable Law. This Agreement shall be governed by the laws of the State of Wisconsin applicable to contracts made and to be wholly performed therein.

     11.8 Headings. The headings contained herein are for the sole purpose of convenience of reference, and shall not in any way limit or affect the meaning or interpretation of any of the terms or provisions of this Agreement.

     11.9 Assignment. Prior to the Closing Date, neither this Agreement nor any rights, interests or obligations hereunder may be assigned (by operation of law or otherwise) by any party hereto without the prior written consent of all of the parties hereto, except that this Agreement may be assigned to a wholly-owned subsidiary of Buyer without the need for such prior consent; provided, however, in no event shall such assignment relieve the Company or Buyer of any of such party's respective obligations hereunder.

     11.10 Binding Effect; Benefits. This Agreement shall inure to the benefit of, and shall be binding upon, the parties hereto and their respective legal representatives, successors and permitted assigns. Nothing herein contained, express or implied, is intended to confer upon any person other than the parties hereto and their respective legal representatives, successors and permitted assigns, any rights or remedies under or by reason of this Agreement.

     11.11 Waiver, etc. The failure of any of the parties hereto to at any time enforce any of the provisions of this Agreement shall not be deemed or construed to be a waiver of any such provision, nor to in any way affect the validity of this Agreement or any provision hereof or the right of any of the parties hereto to thereafter enforce each and every provision of this Agreement. No waiver of any breach of any of the provisions of this Agreement shall be effective unless set forth in a written instrument executed by the party or parties against whom or which enforcement of such waiver is sought; and no waiver of any such breach shall be construed or deemed to be a waiver of any other or subsequent breach.

     11.12 Severability. Any provision of this Agreement which is held by a court of competent jurisdiction to be prohibited or unenforceable in any jurisdiction(s) shall be, as to such jurisdiction(s), ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions of this Agreement or affecting the validity or enforceability of such provision in any other jurisdiction.

     11.13 Announcements. No party hereto shall issue any press release or otherwise divulge the existence of this Agreement or the transactions contemplated hereby without the prior approval of the other parties hereto, except as may be required by applicable law or the applicable rules or regulations of any stock exchange.

     11.14 Schedules and Exhibits. The Schedules and Exhibits delivered pursuant to this Agreement are an integral part hereof. Notwithstanding any cross-references in the schedules (all of which are included as a matter of convenience only), each schedule shall be deemed to include the information contained in all other schedules such that reference to a matter or item under one schedule shall be deemed to constitute disclosure under all other schedules. Buyer acknowledges and agrees that PMC shall have the right to supplement, on or before the Closing Date, any schedule required by this Agreement; provided, however, that if any such supplement adversely affects the rights of Buyer hereunder, Buyer shall have the right to terminate this Agreement and abandon the transactions contemplated hereby.

     IN WITNESS WHEREOF, this Agreement has been executed and delivered by the parties hereto as of the date first above written.

                                        U.S. HOME & GARDEN, INC.

                                        By: /s/ Richard J. Raleigh
                                           ------------------------------------
                                        Name:  Richard J. Raleigh
                                        Title: C.O.O.

                                        EASY GARDENER ACQUISITION
                                        CORP.

                                        By: /s/ Richard J. Raleigh
                                           ------------------------------------
                                        Name:  Richard J. Raleigh
                                        Title: VP and Secretary

                                        PLASTIC MOLDED CONCEPTS, INC.

                                        By: /s/ Larry K. Floyd
                                           ------------------------------------
                                        Name:  Larry K. Floyd
                                        Title: President